Experience Art and Design, Inc. Executes Management Services Agreement with Bahamas Development Corporation

LAS VEGAS, NV July 12, 2017 / Experience Art & Design, Inc. (OTC: EXAD) and Bahamas Development Corp. (OTC: BDCI) executed a Management Services Agreement giving EXAD management control of the operating subsidiary of BDCI.

The transaction allows EXAD to begin booking revenue and income as of July 1, 2017.

Manager's Responsibilities and Authority.  In connection with the duties assumed or assigned hereunder, Manager shall supervise the operations at BDCF’s offices. Manager 's authority, obligations and responsibilities include, but are not limited to, the following:

(a) Manager may negotiate, execute and deliver on behalf of BDCF such agreements, certificates, deeds, deeds of trust, notes, leases, security agreements, contracts of sale, and other documents as it deems necessary and appropriate in its sole discretion to give effect to any conveyances, leases, debt obligations and security therefore, and to procure labor, materials, or services including, without limitation, the services of professionals.

(b) Manager shall be authorized and directed to use any and all current bank accounts on behalf of BDCF for the payment of BDCF's operating expenses and, in connection therewith, to designate persons authorized to sign such checks, which persons may or may not be employees of Manager.  Furthermore, Manager may borrow funds on behalf of BDCF from banks, lending institutions and other third parties on such terms and conditions as Manager may deem appropriate and, in connection therewith, Manager may grant security interests in BDCF's assets to secure repayment of such borrowed funds.  Manager may also invest BDCF's funds as it deems proper and appropriate.

(c) Manager may acquire assets on behalf of BDCF as is necessary and appropriate in managing the business and affairs of BDCF.

(d) Manager shall prepare such budgets and periodic reports for BDCF as it deems necessary and appropriate, and Manager shall provide such budgets and reports to the members of BDCF.   If BDCF is required to have an annual audit, Manager shall coordinate such audit at BDCF’s expense.

(e) Manager shall coordinate, at BDCF’s expense, the timely filing of all tax returns required under applicable state and federal laws.

(f) Manager shall hold meetings of directors and members in person or via conference call as necessary or required, or may request that action be taken by written consent; provided, however, that Manager shall act in accordance with the Operating Agreement and applicable laws and regulations in doing so.

(g) Manager may perform all other acts as may be necessary or appropriate to conduct BDCF’s business, subject to all conditions and limitations set forth in this Agreement.

Term and Termination.  The initial term of this Agreement is Four months (4) or the completion of Share Exchange whichever happens first.

Notwithstanding the foregoing, this Agreement may be terminated by the either BDCF or (the) Manager at any time for Cause by giving the other party thirty (30) days prior written notice of its intent to terminate the Agreement.  As used herein, "Cause" means a party's breach of a material term or failure to perform a material obligation hereunder that is not cured within (i) thirty (30) days of such party's receipt of written notice of default from the other party, or (ii) if such default cannot be cured within thirty (30)

days, then such longer period as is reasonable provided that the party in default is attempting to cure the default in good faith and with due diligence.

As of March 1, 2016, Mr. Caiazzo has accepted the responsibility of President for Native Outfitters, a Performance Apparel Company.  In his first 4 months of leadership, the Company has doubled its output capacity, and looks to triple it by the end 2017.  While Mr. Caiazzo was a neophyte to the garment industry, his business acumen has proved invaluable to Native, production and sales increases combined with reductions of overheads, have allowed the Company to set all-time records for sales and profitability

About Native Outfitters: www.nativeoutfitters.com

Native™.  - Native Outfitters already has established distribution channels in the U.S. and Caribbean, as well as excellent supply chain relationships. Target sectors for Native performance apparel  include the U.S. Government, Outdoor Retailers, Specialty Retailers, and many of the World’s Leading Resorts. Clients include, but are not limited to, NASA, Ron Jon, Ritz-Carlton, Marriott, The Breakers, and many other leading international hotel chains and resorts as well as a long list of “Exclusive Clients”.

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